Exhibit 10.3

2008 EXECUTIVE INCENTIVE PROGRAM

You have been selected to participate in the 2008 Short-Term Incentive Program (“Incentive Program”) based on your level of responsibility within CDI.

The purpose of the Incentive Program is to recognize and reward key employees in CDI who contribute to the overall financial performance of their area, business unit, and the Corporation overall. By rewarding the successful achievement of selected operating goals, CDI provides a competitive opportunity to enrich your annual cash compensation while driving the behaviors needed to enhance Company performance.

Plan Administration

•        The Plan Year starts on January 1, 2008 and ends December 31, 2008.

•        While you are a participant of this Program, you cannot participate in any other incentive program in CDI.

•        All participants in the Executive Incentive Program must abide by and adhere to the CDI Compliance Program. Failure to do so may result in a reduction to a participant’s incentive in addition to the disciplinary consequences as set forth in the Compliance Program.

Incentive Metrics and Weightings

•        For the CEO the target opportunity will be based on CDI Revenue, CDI RONA, MBOs and M&A.

•        For the other Corporate Staff participants (primarily direct reports to the CEO) the target incentive opportunity will be based on CDI Revenue, CDI RONA, functional budget achievement and MBOs

For all corporate participants (including the CEO) to earn in excess of 100% RONA payout, the CDI net income goal must be achieved or exceeded.

•        “RONA” means Return on Net Assets, which equals the Company’s income after tax for 2008 divided by the average of the Company’s net assets at December 31, 2007 and December 31, 2008. Net Assets are defined as total assets minus total liabilities, excluding cash, goodwill and any income tax assets or liabilities. The net assets and the after tax income of any discontinued operations or operations held for sale are excluded from the calculation. The Company’s RONA is calculated by the Chief Financial Officer of CDI Corp. The Compensation Committee will review and consider the effect on incentive compensation of any acquisitions (i.e., the establishment of new financial targets on a pro rata basis) and/or discontinued operations. Further, the Committee may consider out of pattern events such as the Office of Fair Trading matter. The Compensation Committee has the final review and approval authority for all executive incentive payouts at year end.

•        Incentive awards for the achievement of revenue, direct margin dollars, and 50% M & A financial metrics will be based on a payout scale ranging from 50% payout (threshold) at 90% goal achievement, 100% payout (target) at 100% goal achievement, to 200% payout (maximum) at 110% or greater goal achievement. For the achievement of net income, pre-tax profit, RONA, budget achievement and 50% M & A metrics, incentive awards will be based on a payout scale ranging from 50% payout (threshold) at 80% goal achievement, 100% payout (target) at 100% goal achievement, to 200% payout (maximum) at 115% or greater goal achievement.

•        Incentive awards for the achievement of individual MBOs will be based on an assessment by the CEO (who receives recommendations from the BU or Corporate executive), on a straight line basis, e.g. for 80% achievement the executive will receive an 80% payout, up to a maximum payout of 100% for any MBO.

Incentive Scale for Revenue, Direct Margin Dollars and M&A (50%)	Percent Metric Achievement	Incentive Payout Percentage
	<90%	0%
	90%	50%
	91%	52%
	92%	54%
	93%	56%
	94%	60%
	95%	64%
	96%	68%
	97%	74%
	98%	82%
	99%	90%
	100%	100%
	102%	118%
	104%	136%
	106%	156%
	108%	178%
	>110%	200%

	Note – The incentive payout for in-between levels of achievement will be interpolated.

Incentive Scale for Net Income, Pre-tax Profit, RONA, Budget Achievement, and M&A (50%)	Percent Metric Achievement	Incentive Payout Percentage
	<80%	0%
	80%	50%
	82%	52%
	84%	54%
	86%	57%
	88%	60%
	90%	64%
	92%	68%
	94%	74%
	96%	82%
	98%	90%
	100%	100%
	102%	110%
	104%	120%
	106%	132%
	108%	144%
	110%	156%
	112%	170%
	114%	184%
	>115%	200%

	Note – The incentive payout for in-between levels of achievement will be interpolated.

When Will I Receive My Award?

•        2008 Incentive awards, if any, are scheduled for payout in 2009, after the completion of CDI’s audited financial year-end statements.

•        All incentive payments are subject to the review, approval, and discretionary adjustment by the Compensation Committee of CDI’s Board of Directors.

What If I Become Eligible After the Start of the Plan Year?

•        If you become eligible after the start of the Plan year, you are still eligible to participate in the Incentive Program. However, your award will be prorated for the length of time in which you participated in the program unless specified otherwise by prior special written agreement.

•        Proration of your incentive award depends on when you became eligible to participate. See the following chart to determine the proration formula that corresponds to the date your eligibility started.

On or before 01/31/08	g	12/12 months (no proration)
02/01/08 – 02/29/08	g	11/12 months
03/01/08 – 03/31/08	g	10/12 months
04/01/08 – 04/30/08	g	9/12 months
05/01/08 – 05/31/08	g	8/12 months
06/01/08 – 06/30/08	g	7/12 months
07/01/08 – 07/31/08	g	6/12 months
08/01/08 – 08/31/08	g	5/12 months
09/01/08 – 09/30/08	g	4/12 months
10/01/08 – 12/31/08	g	Discretionary *

*       Management has the discretion to allocate a prorated target incentive based on months with CDI (up to three months) for newly hired employees. Performance measures must be established and submitted to Corporate Compensation at the beginning of the employee’s tenure in order for the participant to be incentive eligible.

•        Example 1: A newly hired employee who starts in July will be eligible to receive 6/12 (or half) of the yearly incentive.

•        Example 2: An employee newly promoted into an executive bonus eligible position in September will be eligible to receive 4 months of the yearly target incentive opportunity.

Does My Target Incentive or Performance Measures Ever Change?

•        The target incentive award and performance measures established for you at the beginning of the Plan Year will remain the same unless there is a significant change in responsibility, such as a promotion to a different position.

•        Changes in performance measures and incentive targets are prorated to the month the change is effective for incentive calculation purposes. This is also true of the target incentive opportunity, if it changes as well.

•        You will receive notice of a change in target award or performance measures after your Human Resources Executive notifies Corporate Compensation. This process ensures accurate financial accrual, administration, and conformity to corporate compensation guidelines.

What Happens To My Incentive Award If I Leave CDI?

•        Subject to the termination provisions below, you must be employed by CDI on the day of incentive payouts to be considered for an incentive award.

•        If you resign or are terminated by the Company for cause, on or before the day of incentive payout, you will not be eligible to receive an incentive award.

•        If your employment with the Company terminates on or before June 30, 2008, you will not be eligible to receive an incentive award for 2008.

•        If your employment with the Company terminates due to retirement, long-term disability, death, or job elimination by the Company after June 30, 2008, an incentive award will be calculated based on year-end financial statements and will be prorated based on months of employment.

If you have any questions regarding the 2008 Executive Bonus Program,

please contact your Human Resources Executive or

Corporate Compensation.